As filed with the Securities and Exchange Commission on August 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARMIKE CINEMAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-1469127 (I.R.S. Employer Identification Number)

1301 First Avenue

Columbus, Georgia 31901

(Address of Principal Executive Offices) (Zip Code)

Carmike Cinemas, Inc.

2004 Incentive Stock Plan

(Full Title of the Plan)

Daniel E. Ellis

Senior Vice President, General Counsel and Secretary

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Alan J. Prince

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.03 per share	1,600,000	$5.46	$8,736,000	$1,014.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Registrant’s common stock as quoted on The NASDAQ Global Market on August 8, 2011.

EXPLANATORY NOTE

Carmike Cinemas, Inc. (the “Registrant”) filed a registration statement on Form S-8 on January 10, 2005 (File No. 333-121940) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,405,000 shares of the Company’s common stock, par value $.03 per share (the “Common Stock”) issuable pursuant to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (the “Plan”). This number included 830,000 newly authorized shares, 225,000 unissued shares that were previously authorized for issuance under the Carmike Cinemas, Inc. Employee and Consultant Long-Term Stock Incentive Plan and the Carmike Cinemas, Inc. Non-Employee Directors Long-Term Stock Incentive Plan (the “Predecessor Plans”) and up to 350,000 shares subject to grants under the Predecessor Plans that were subject to forfeiture and potentially available for issuance under the Plan. In addition, any shares of Common Stock which remain unissued after the cancellation, expiration or exchange of an option, stock appreciation right or stock grant or which are forfeited after issuance shall again be available for grants under the Plan, as shall any shares of Common Stock used to pay the exercise price of an option or tendered in satisfaction of a condition to a stock grant. The Registrant is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 1,600,000 shares of Common Stock to be issued to eligible employees and outside directors of the Registrant or a subsidiary or parent pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The contents of the Prior Registration Statement are incorporated by reference into this Registration Statement. In addition, the following documents that the Registrant has previously filed with the Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 8, 2011;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011, filed on May 10, 2011, and the quarterly period ended June 30, 2011, filed on August 8, 2011;

(c)	the Registrant’s Current Reports on Form 8-K filed on April 4, 2011, May 23, 2011, June 1, 2011 and June 15, 2011; and

(d)	the description of the Registrant’s common stock contained in amendments to Form 8-A filed with the Commission on January 31, 2002 and February 14, 2002 (File No. 000-14993), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 8.    Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to the Registrant’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc., (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 21, 2010 and incorporated herein by reference).

4.3	Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed January 22, 2009 and incorporated herein by reference).

5.1	Opinion of King & Spalding LLP.

10.1	Carmike Cinemas, Inc. 2004 Incentive Stock Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders, filed on April 20, 2011 and incorporated herein by reference).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on this 10th day of August, 2011.

CARMIKE CINEMAS, INC.

By: /s/ Richard B. Hare

Richard B. Hare Senior Vice President—Finance, Treasurer, and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. David Passman III, Richard B. Hare and Daniel E. Ellis, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of August, 2011.

/s/ S. David Passman III	President, Chief Executive Officer and Director (Principal Executive Officer)
S. David Passman III

/s/ Richard B. Hare	Senior Vice President—Finance, Treasurer and Chief Financial Officer
Richard B. Hare	(Principal Financial Officer and Principal Accounting Officer)

/s/ Roland C. Smith	Chairman of the Board of Directors
Roland C. Smith

/s/ Jeffrey W. Berkman	Director
Jeffrey W. Berkman

/s/ James A. Fleming	Director
James A. Fleming

/s/ Alan J. Hirschfield	Director
Alan J. Hirschfield

/s/ Fred W. Van Noy	Senior Vice President – Chief Operating Officer and Director
Fred W. Van Noy

/s/ Patricia A. Wilson	Director
Patricia A. Wilson

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to the Registrant’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc., (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 21, 2010 and incorporated herein by reference).

4.3	Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed January 22, 2009 and incorporated herein by reference).

5.1	Opinion of King & Spalding LLP.

10.1	Carmike Cinemas, Inc. 2004 Incentive Stock Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders, filed on April 20, 2011 and incorporated herein by reference).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).